EXHIBIT 5






August 10, 2004


Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033

Dear Sirs:

Reference  is made to our opinion  dated March 2, 2004,  and included as Exhibit
5.2 to the Registration Statement on Form S-3 (File No. 333-113222) (the "Registration Statement") filed on March 2, 2004, by Schering-Plough Corporation, a New Jersey corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with a prospectus supplement to the Registration Statement (the "Prospectus Supplement") filed by the Company with the Commission on August 5, 2004, pursuant to Rule 424(b)(5) promulgated under the Securities Act in connection with the offering by the Company of 28,750,000 shares (the "Shares") of the Company's 6.00% Mandatory Convertible Preferred Stock, par value $1.00 per share, pursuant to an underwriting agreement, dated as of August 4, 2004, between the Company and the several underwriters specified therein (the "Underwriting Agreement").

In this connection, we have examined and relied without independent investigation as to matters of fact upon such statements and certificates of public officials, such statements and certificates of officers of the Company, the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the certificate of incorporation and bylaws of the Company as amended and now in effect, including, without limitation, the certificate of amendment to the Company's certificate of incorporation filed on August 5, 2004, with the State of New Jersey (the "Certificate of Amendment"), proceedings of the board of directors of the Company, such other corporate records, certificates, documents and instruments and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.


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Schering-Plough Corporation
Page 2




Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

1.        The Shares,  when issued by the Company and  delivered  by the Company
          against  payment   therefor  in  accordance  with  the  terms  of  the
          Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The shares of the Company's common stock, par value $0.50 per share, issuable upon conversion of the Shares, when issued in accordance with terms of the Certificate of Amendment, will be validly issued, fully paid and nonassessable.

This opinion is limited to the provisions of the New Jersey Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC